O2Diesel Announces First Quarter 2007 Financial Results

Newark, DE - (Market Wire) -- May 16, 2007 -- O2Diesel Corporation (AMEX:OTD) a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally-fueled fleets of all types, announced today financial results for the first quarter ended March 31, 2007.

For the first quarter ended March 31, 2007, the Company reported revenues of $181,713 as compared to revenues of $50,872 for the same period of 2006. The Company reported a net loss of $2.4 million, or ($0.03) per share for the quarter ended March 31, 2007 as compared with a net loss of $1.7 million (prior to the deemed dividend to preferred shareholders), or ($0.11) per share for the same period of 2006.

At March 31, 2007, the Company had $6.3 million in assets, including $1.5 million in cash and cash equivalents and $3.2 million in restricted cash, compared to $0.5 million in cash and cash equivalents and $3.6 in restricted cash for the quarter ended March 31, 2006. Working capital stands at approximately $4.6 million compared to $2.8 million at the quarter ended March 31, 2006. Shareholders equity was approximately $4.7 million compared to $3.0 million at March 31, 2006.

Alan Rae, Chief Executive Officer of O2Diesel stated, “We continue to make tremendous strides to expand the global markets for O2Diesel’s proprietary clean fuel technology. This is best illustrated in India where a highly successful large scale demonstration has led to the state wide role out of O2Diesel within the Indian state of Karnataka. As reported, the expansion started in the second quarter with a target in excess of 5,000 vehicles by the year end. Although we have seen a 360% increase in revenue for this reporting period related to our activities in Karnataka, the real value of this expansion activity will not be seen until the fourth quarter when we report our orders for the total annualized fuel usage. In addition, we fully expect that we will see an increase in activity in other global markets where we are starting to realize opportunities we have been developing for the last 12-18 months. We continue to work diligently to accelerate our growth plan which is fuelled by worldwide demand for alternative clean fuel technologies and a growing global trend towards domestically produced alternative fuels.

“Over the next year we expect to accelerate our U.S. domestic expansion through the ProEco acquisition. Having access to ethanol in the US on a cost plus basis rather than at market prices will enable our distributors to offer O2Diesel™ at a price that is competitive with ULSD. We believe this will remove the most significant barrier to widespread adoption of alternative fuels, price. Our experience indicates that removing this barrier opens up access to substantial and willing markets while simultaneously developing new proprietary markets for domestically produced fuel ethanol.-

“In addition, our DOD verification process has been expanded in this reporting period at Nellis Air Force Base, where our latest spec fuel is now being tested both at a broader fleet level at the base as well as in a parallel test in a civilian bus fleet,” further commented Mr. Rae.

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Or

Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062
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